Exhibit 2.1

MERGER AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

KITARA MEDIA CORP.,

KITARA MEDIA SUB, INC.,

HEALTH GURU MEDIA, INC.

AND

THOSE CERTAIN SECURITYHOLDERS EXECUTING THE SIGNATURE PAGE
ATTACHED HERETO

DATED AS OF DECEMBER 3, 2013

MERGER AGREEMENT AND PLAN OF REORGANIZATION

THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of December 3, 2013, by and among Kitara Media Corp., a Delaware corporation (“Kitara”), Kitara Media Sub, Inc., a Delaware corporation and wholly owned subsidiary of Kitara (“Merger Sub Inc.”), Health Guru Media, Inc., a Delaware corporation (“Health Guru”), and the persons executing the “Signing Holder Signature Page” hereto holding a majority of the outstanding shares of capital stock of Health Guru (the “Signing Holders”).  The term “Agreement” as used herein refers to this Merger Agreement and Plan of Reorganization, as the same may be amended from time to time, and all schedules hereto (including the Kitara Media Schedule and the Health Guru Schedule, as defined in the preambles to Articles II and III hereof, respectively).

RECITALS

A.            Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and other applicable provisions of Delaware law (collectively, the “Applicable Law”), Kitara, Merger Sub Inc. and Health Guru intend to enter into a business combination transaction by means of a merger in which Merger Sub Inc. will merge into Health Guru, with Health Guru being the surviving entity and becoming a wholly owned subsidiary of Kitara (the “Merger”).

B.            The board of directors of Kitara, Merger Sub Inc. and Health Guru each has determined that the Merger is fair to, and in the best interests of, its respective company and stockholders.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article VII, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I

1.1           The Merger.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub Inc. shall be merged with and into Health Guru, the separate corporate existence of Merger Sub Inc. shall cease and Health Guru shall continue as the surviving company in the Merger (the “Surviving Subsidiary”).

1.2           Effective Time; Closing.  Subject to the conditions of this Agreement, as soon as practicable on or after the Closing Date (as hereinafter defined), the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by Kitara and Health Guru and specified in the Certificate of Merger being the “Effective Time” and the date of such filing being the “Effective Date”).  The consummation of the transactions contemplated by this Agreement (the “Closing”), other than the filing of the Certificate of Merger, shall take place at the offices of Graubard Miller, counsel to Kitara, 405 Lexington Avenue, 11th Floor, New York, New York 10174 on the date hereof (the “Closing Date”).  Closing signatures may be transmitted by facsimile or by emailed PDF file.

1.3           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and Applicable Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Sub Inc. shall vest in the Surviving Subsidiary and all debts, liabilities and duties of Merger Sub Inc. shall become the debts, liabilities and duties of the Surviving Subsidiary and Health Guru shall continue as a wholly owned subsidiary of Kitara.

1.4           Governing Documents.  At the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Subsidiary shall be the Certificate of Incorporation and Bylaws, respectively, of Merger Sub Inc.

1.5           Effect on Securities.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of Health Guru or the holders of any of the securities of Health Guru, the following shall occur:

(a)         Conversion of Health Guru Stock; Issuance to Kitara.  At the Effective Time, all of the capital stock of Health Guru (“Health Guru Capital Stock”) issued and outstanding immediately prior to the Effective Time will automatically be canceled and extinguished and be converted, collectively, into the right to receive an aggregate of 18,000,000 shares of Kitara Common Stock, allocated in accordance with Schedule 1.13(b)(v) amongst the holders of Health Guru Capital Stock as provided in the Note Purchase Agreement dated as of August 20, 2013 by and among Health Guru and the Lenders (as defined therein), the Health Guru Second 2013 Management Bonus Pool Plan and the Health Guru Charter Documents.  Immediately following the conversion contemplated by this Section 1.5(a), 100% of the Health Guru Capital Stock shall be issued to Kitara.

(b)         No Fractional Shares.  No fraction of a share of Kitara Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each security holder of Health Guru who would otherwise be entitled to a fraction of a share of Kitara Common Stock (after aggregating all fractional shares of Kitara Common Stock that otherwise would be received by such holder) shall be deemed to receive from Kitara, in lieu of such fractional share, one (1) share of Kitara Common Stock.

1.6           Exchange of Certificates.

(a)         Surrender of Certificates.  At the Effective Time, the holders of 100% of the shares of Health Guru Capital Stock receiving shares of Kitara Common Stock in the Merger will deliver certificates representing their Health Guru Capital Stock (the “Certificates”) (or affidavits of loss in lieu thereof as provided in Section 1.6(d)) to Kitara for cancellation together with any related documentation reasonably requested by Kitara in connection therewith.  After the Effective Time, each outstanding Certificate will be deemed for all corporate purposes to evidence only the right to receive the applicable shares of Kitara Common Stock in accordance with the provisions of this Article I.

(b)         Exchange Procedure.  Subject to Section 1.14 below, certificates representing the shares of Kitara Common Stock shall be issued to the holders of shares of Health Guru Capital Stock upon surrender of the Certificates as provided for herein or otherwise agreed by the parties.  Upon surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 1.6(d)) for cancellation to Kitara or to such other agent or agents as may be appointed by Kitara,  Kitara shall issue, or cause to be issued, to each holder of the Certificates such certificates representing the number of shares of Kitara Common Stock, a portion of which shall be held in escrow pursuant to Section 1.11 below, for which their shares of Health Guru Capital Stock are exchangeable at the Effective Time, and the Certificates so surrendered shall forthwith be canceled.  Until so surrendered, outstanding Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable shares of Kitara Common Stock issuable pursuant to Section 1.5.

(c)         Distributions With Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the date of this Agreement with respect to shares of Kitara Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Kitara Common Stock to be issued upon surrender thereof until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, Kitara or such other agent or agents as may be appointed by Kitara, shall promptly deliver to the record holders thereof, without interest, the certificates representing shares of Kitara Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Kitara Common Stock.

(d)        Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Kitara, the posting by such Person of a bond in customary amount and upon such terms as may be required by Kitara as indemnity against any claim that may be made against it with respect to such Certificate, Kitara will issue or cause to be issued the number of shares of Kitara Common Stock less the applicable Escrow Shares, for which such lost, stolen or destroyed Certificates are exchangeable at the Effective Time.

(e)         Transfers of Ownership.  If certificates representing the shares of Kitara Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Kitara or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing the shares of Kitara Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Kitara or any agent designated by it that such tax has been paid or is not payable.

1.7           No Further Ownership Rights in Stock.  All Kitara Common Stock deemed issued to security holders of Health Guru upon consummation of the Merger and conversion of the shares of Health Guru Capital Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to the corresponding outstanding shares of Health Guru Capital Stock and there shall be no further registration of transfers on the records of the Surviving Subsidiary of the shares of Health Guru Capital Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to Kitara for any reason, they shall be canceled and exchanged as provided in this Article I.

1.8           Treatment of the Health Guru Derivative Securities. All outstanding options or warrants to purchase shares of Health Guru Capital Stock (“Health Guru Options and Warrants”) shall terminate in accordance with their terms upon the Closing of the transactions contemplated hereunder.

1.9           Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (“Code”).  The parties hereto adopt this Agreement as a “plan of reorganization” with respect to the Merger within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

1.10         Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Kitara with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Health Guru and the Surviving Subsidiary, the then current officers and directors of Kitara and Health Guru shall take all such lawful and necessary action.

1.11         Escrow.  As the sole remedy for the indemnification obligations set forth in Article VI of this Agreement, an aggregate number of shares of Kitara Common Stock to be received by the holders of shares of Health Guru Capital Stock, allocated in accordance with Schedule 1.13(b)(v) amongst such holders as provided in the Note Purchase Agreement dated as of August 20, 2013 by and among Health Guru and the Lenders (as defined therein), the Health Guru Second 2013 Management Bonus Pool Plan and the Health Guru Charter Documents, representing ten percent (10%) of the shares of Kitara Common Stock to be received by the holders of shares of Health Guru Capital Stock as a result of the Merger pursuant to this Agreement, shall be deposited into escrow (the “Escrow Shares), in accordance with the terms and conditions of the escrow agreement to be entered into at the Closing between Kitara, the Representative (defined below) and Continental Stock Transfer & Trust Company, as escrow agent (“Escrow Agent”), in form and substance as attached hereto as Exhibit A and providing for the terms contemplated by Article VI hereof (the “Escrow Agreement”).  The Escrow Agreement shall provide that, on the 5th business day after Kitara files with the SEC its Annual Report on Form 10-K for the fiscal year ending December 31, 2014, but in no event later than April 15, 2015 (the “Escrow Release Date”), the Escrow Agent shall release the Escrow Shares to the former stockholders of Health Guru in the same proportions as originally deposited into escrow, less, for each of the stockholders, the net of that portion of such stockholders’ proportion of the Escrow Shares applied in satisfaction of or reserved with respect to indemnification claims made pursuant to Section 6.1 of this Agreement attributable to the stockholders’ proportion.  Any Escrow Shares due to be released on the Escrow Release Date that continue to be held with respect to any unresolved claim shall be delivered to the stockholders in the same proportions as originally deposited into escrow, promptly upon such resolution, subject to reduction, if any, as set forth herein for the indemnification obligation associated with such resolved claim.

1.12         Representative for Purposes of Escrow Agreement.  Health Guru and the Signing Holders hereby designate Reitler Kailas & Rosenblatt LLC to represent the interests of the Persons entitled to receive Kitara Common Stock as a result of the Merger for purposes of the Escrow Agreement.  If such Person ceases to serve in such capacity, for any reason, such Person shall designate his successor.  Failing such designation within ten (10) business days after the Representative has ceased to serve, Joshua Silberstein shall appoint as successor a Person who was a former holder of Preferred Stock of Health Guru or such other Person as such  stockholders shall designate.  Such Persons or their successors are intended to be the “Representative” referred to in Article VI hereof and the Escrow Agreement.

1.13         Signing Holder Matters.

(a)      By his, her or its execution of this Agreement, each Signing Holder, in his, her or its capacity as a stockholder of Health Guru, hereby approves and adopts this Agreement and authorizes Health Guru and its officers and directors to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement.  Such execution shall be deemed to be action taken by the irrevocable written consent of each Signing Holder for purposes of the relevant provisions of the DGCL and other Applicable Law.

(b)      Each Signing Holder for himself, herself or itself only, represents and warrants as follows:

(i)           he, she or it is an “accredited investor” as defined in Rule 501(a) under the Securities Act;

(ii)          he, she or it has had both the opportunity to ask questions and receive answers from the officers and directors of Kitara and all persons acting on Kitara’s behalf concerning the business and operations of Kitara and to obtain any additional information to the extent Kitara possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information;

(iii)        he, she or it has had access to the Kitara SEC Reports (defined below) filed or furnished prior to the date of this Agreement;

(iv)        the execution and delivery of this Agreement by such Signing Holder does not, and the performance of his, her or its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as defined), except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 7.1(a)) on such Signing Holder or Health Guru or, after the Closing, Kitara, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement;

(v)         he, she or it owns his, her or its respective Convertible Promissory Note (the “Note”) dated August 20, 2013 and shares of Health Guru Capital Stock listed on Schedule 1.13(b)(v) as being owned by him, her or it free and clear of all Liens, except as set forth in Schedule 1.13(b)(v);

(vi)       his, her or its receipt of the shares of Kitara Common Stock in the Merger in accordance with Schedule 1.13(b)(v) and on the terms provided in this Agreement and the Escrow Agreement shall constitute full satisfaction and discharge of his, her or its Note;

(vii)       the shares of Kitara Common Stock are being offered in a transaction not involving any public offering in the United States within the meaning of the Securities Act, such shares of Kitara Common Stock have not been registered under the Securities Act and he, she or it may not resell, pledge or otherwise transfer any such Kitara Common Stock except pursuant to registration under the Securities Act, or in a transaction not subject to the registration requirements of the Securities Act;

(viii)      the Kitara Common Stock to be acquired by such Signing Holder will be acquired for investment for such Signing Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Signing Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Signing Holder does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Kitara Common Stock;

(ix)         without the prior authorization of Kitara, such Signing Holder may not transfer, sell, distribute, assign, pledge, hypothecate or otherwise dispose of (“Transfer”), any shares of the Kitara Common Stock received pursuant to this Agreement during the period commencing at the Closing and ending on July 1, 2014 (the “Lock Up Expiration Date”);

(x)          Such Signing Holder understands that the shares of Kitara Common Stock received in the Merger will bear a legend substantially in the form as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE MERGER AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF DECEMBER 3, 2013, BY AND AMONG KITARA MEDIA CORP., KITARA MERGER SUB, INC., HEALTH GURU MEDIA, INC. AND THOSE CERTAIN SECURITYHOLDERS PARTY THERETO (AS IT MAY BE AMENDED AND SUPPLEMENTED FROM TIME TO TIME, THE “MERGER AGREEMENT”). THE MERGER AGREEMENT CONTAINS, AMONG OTHER THINGS, CERTAIN PROVISIONS RELATING TO THE TRANSFER OF THE SHARES SUBJECT TO SUCH MERGER AGREEMENT. NO TRANSFER, SALE, DISTRIBUTION, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE, DIRECTLY OR INDIRECTLY, MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE MERGER AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL SUCH PROVISIONS OF THE MERGER AGREEMENT.”

1.14         Lock Up Agreements.  Prior to the Closing Date, each officer, director and stockholder of Health Guru receiving Kitara Common Stock in the Merger (other than the 337,299 shares of Kitara Common Stock that will be issued pursuant to the Health Guru Second 2013 Management Bonus Pool Plan to certain current and former employees and service providers of Health Guru (the “Bonus Pool”)) shall execute and deliver to Kitara agreements (“Lock Up Agreements”) in form and substance mutually and reasonably agreed to by Kitara and Health Guru.  Prior to the delivery of shares from the Bonus Pool to any Person, Health Guru shall cause such Person to execute a Lock Up Agreement and deliver same to Kitara.

1.15         Investment Representation for all Holders.   All shares of Kitara Common Stock issued in accordance with the terms hereof shall, when issued, be restricted shares and may not be sold, transferred or otherwise disposed of by the holders thereof without registration under the Securities Act or an available exemption from registration under the Securities Act.  The certificates representing the shares of Kitara Common Stock issued in accordance with the terms hereof will contain the appropriate restrictive legends, and Kitara shall issue appropriate stop-transfer instructions to the Kitara transfer agent with respect to such shares of Kitara Common Stock.  Prior to the Closing, each holder of record (as of the Effective Time) of Certificates, which immediately prior to the Effective Time represented outstanding Health Guru Capital Stock whose interests were converted into the right to receive shares of Kitara Common Stock pursuant to Section 1.5, shall provide an investment representation letter (the “Representation Letters”) in form and substance mutually and reasonably agreed to by Kitara and Health Guru.  Notwithstanding the foregoing, it is understood that the Persons receiving shares of Kitara Common Stock from the Bonus Pool may not provide Representation Letters.

1.16         Shares Subject to Appraisal Rights.

(a)           Notwithstanding Section 1.5 hereof, Dissenting Shares (as defined in Section 1.16(b)) shall not be converted into a right to receive shares of Kitara Common Stock.  The holders thereof shall be entitled only to such rights as are granted by the DGCL.  Each holder of Dissenting Shares who becomes entitled to payment for his Dissenting Shares pursuant to the DGCL shall receive payment therefor from Kitara in accordance with the DGCL.  Health Guru shall give Kitara prompt notice of any demands for payment received by Health Guru from a person asserting appraisal rights, and Kitara shall have the right to participate in all negotiations and proceedings with respect to such demands.  Health Guru shall not, except with the prior written consent of Kitara, make any payment with respect to, or settle or offer to settle, any such demands or negotiate or enter into any agreement with respect thereto.

(b)           As used herein, “Dissenting Shares” means any shares of Health Guru Common Stock held by persons who are entitled to appraisal rights under the DGCL, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to those shares in accordance with the DGCL.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF HEALTH GURU

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Health Guru Schedule”), Health Guru hereby represents and warrants to Kitara as follows:

2.1           Organization.  Health Guru is duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation. Health Guru has the corporate power and authority to own its properties and to conduct its business as currently contemplated, and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which it owns or leases real property or in which the conduct of its business requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect.  Health Guru is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Health Guru.

2.2           Subsidiaries.  Except as set forth on Schedule 2.2, Health Guru does not presently own an interest in any other corporation, association or other business entity and is not a party to any joint venture, partnership or similar arrangement.

2.3           Financial Statements. Health Guru has made available to Kitara consolidated financial statements in draft form (including any related notes thereto) of Health Guru for the years ended December 31, 2012 and 2011 and the interim nine (9) month period ended September 30, 2013 (“Health Guru Financial Statements”).  Except as set forth on Schedule 2.3, the Health Guru Financial Statements were prepared in accordance with generally accepted accounting principles of the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly presents in all material respects the financial position of Health Guru at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that such Health Guru Financial Statements are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Health Guru.

2.4           No Liabilities. Except as set forth on Schedule 2.4, Health Guru has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the Health Guru Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of Health Guru, except (i) liabilities provided for in or otherwise disclosed in a balance sheet or in the related notes to the Health Guru Financial Statements or (ii) liabilities incurred since September 30, 2013 in the ordinary course of business, none of which would reasonably be expected to have a Material Adverse Effect.

2.5           Off Balance Sheet Arrangements. There is no transaction, arrangement or other relationship between Health Guru or any of its subsidiaries and an unconsolidated or other off balance sheet entity that is not disclosed in the Health Guru Financial Statements or that otherwise could be reasonably likely to have a Material Adverse Effect.

2.6           Absence of Material Changes. Since September 30, 2013, except as set forth on Schedule 2.6, Health Guru has not incurred any Material Adverse Change (except as otherwise contemplated by clauses (i) through (ii) in Section 2.4, above).

2.7           Legal Proceedings. Except as set forth on Schedule 2.7, there is not pending or, to the knowledge of Health Guru, threatened or contemplated, any action, suit or proceeding to which Health Guru is a party or of which any property or assets of Health Guru is the subject before or by any court or governmental agency, authority or body, or any arbitrator, which, individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect.

2.8           Contracts. Schedule 2.8 sets forth a list of the following documents which Health Guru is a party to:

(i)           any agreements, contracts or commitments that call for prospective fixed and/or contingent payments or expenditures by or to Health Guru and which are otherwise material or not entered into in the ordinary course of business;

(ii)          any contract, lease or agreement involving payments in excess of $50,000, which is not cancelable by Health Guru, without penalty on not less than 60 days’ notice;

(iii)         any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money or pledging or granting a security interest in any assets with a value in excess of $50,000;

(iv)         any employment contracts, non-competition agreements, invention assignments, severance or other agreements with officers, directors or stockholders of Health Guru or persons related to or affiliated with such persons;

(v)          any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of Health Guru, including, without limitation, any agreement with any stockholder of Health Guru which includes, without limitation, antidilution rights, voting arrangements or operating covenants;

(vi)         any pension, profit sharing, retirement, stock option or stock ownership plans;

(vii)        any royalty, dividend or similar arrangement based on the revenues or profits of Health Guru or based on the revenues or profits derived from any material contract;

(viii)       any acquisition, merger, asset purchase or other similar agreement entered into in the past 12 months; or

(ix)          any agreement under which Health Guru has granted any person registration rights for its securities.

All of the agreements listed on Schedule 2.8 are referred to herein collectively as “Health Guru Contracts.”

Each of the Health Guru Contracts which purports by its terms to be in effect is valid and in full force and effect, is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting creditors’ rights generally and general principles of equity, and will continue to be so immediately following the Effective Date.

2.9           Due Authorization and Enforceability.  Health Guru has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to engage in the transactions contemplated hereby and thereby.  Except with respect to providing prompt notice of (i) appraisal rights and/or dissenters’ rights to stockholders of Health Guru following the Effective Time to the extent required by the DGCL and (ii) action by written consent by less than all stockholders of Health Guru in approving this Agreement and the transactions contemplated hereby (both of which will be timely and properly given in accordance with the DGCL following the Effective Time), the execution and delivery of this Agreement and the consummation by Health Guru of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Health Guru, and no other corporate proceedings on the part of Health Guru are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the DGCL and the terms and conditions of this Agreement.  This Agreement and the other agreements and documents contemplated hereby have been duly authorized, executed and delivered by Health Guru, and each constitutes a valid, legal and binding obligation of Health Guru, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by federal or state securities laws and except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

2.10         No Conflict. The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by Health Guru and the consummation of the transactions herein and therein contemplated by Health Guru will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, (A) any statute or any order, rule, regulation or decree of any court or governmental agency or body having jurisdiction over Health Guru or any of its material properties, (B) any of the Health Guru Contracts, or (C) Health Guru’s Charter Documents, except, as it pertains to clauses (A) and (B), as would not individually or in the aggregate reasonably be expected have a Material Adverse Effect on Health Guru.

2.11         No Consents Required. Except for the consents set forth on Schedule 2.11 and for the filing of the Certificate of Merger with the appropriate authorities pursuant to the DGCL, no consent, approval, authorization or order of, or filing with, any Governmental Entity is required for the execution, delivery and performance of this Agreement by Health Guru or for the consummation of the transactions contemplated hereby by Health Guru, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which Health Guru is licensed or qualified to do business and (ii) where the failure to obtain such consents, approvals, authorizations, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Health Guru or, after the Closing, Kitara, or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.12        Capitalization. As of the date of this Agreement, the authorized capital of Health Guru consists solely of (a) 200,000,000 shares of Common Stock, par value $0.0001 per share, 1,066,882 shares of which are issued and outstanding and 25,579,229 shares of which are reserved for issuance to officers, directors, employees and consultants of the Company pursuant to its 2004 Stock Incentive Plan and 2010 Stock Incentive Plan, and (b) 132,187,185 shares of Preferred Stock, par value $0.0001 per share (“Health Guru Preferred Stock”), of which (i) 91,550,505 shares are designated as Series A-1 Preferred Stock, 71,895,373 shares of which are issued and outstanding and 14,533,181 shares of which have been reserved for issuance upon exercise of outstanding warrants, (ii) 2,416,741 shares are designated as Series A-2 Preferred Stock, all of which are issued and outstanding, and (iii) 38,219,939 shares are designated as Series B-1 Preferred Stock, 33,481,506 shares of which are issued and outstanding. All such shares of Health Guru Capital Stock have been duly authorized and validly issued, fully paid and nonassessable, issued in compliance with all federal and state securities laws and have not been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing or satisfied. The 18,000,000 shares of Kitara Common Stock to be issued to the holders of Health Guru Capital Stock is allocated in accordance with Schedule 1.13(b)(v) amongst the holders of Health Guru Capital Stock as provided in the Note Purchase Agreement dated as of August 20, 2013 by and among Health Guru and the Lenders (as defined therein), the Health Guru Second 2013 Management Bonus Pool Plan and the Health Guru Charter Documents and is set forth on Schedule 1.13(b)(v) and will not (i) conflict with or violate the Health Guru Charter Documents, (ii) except for those matters disclosed in the Health Guru Schedule, conflict with or violate any material Health Guru Contract or (iii) violate or conflict with any federal or state law or, to our knowledge, any administrative or judicial order applicable to Health Guru or any of the property or assets of Health Guru.  All holders of outstanding shares of Health Guru Capital Stock entitled to receive shares of Kitara Common Stock in the Merger (other than Thomas Harrison, who is a director of Health Guru, and those persons receiving shares of Kitara Common Stock from the Bonus Pool) are parties to a voting agreement pursuant to which such holders have agreed to vote in favor of the Merger and not to exercise dissenters’ rights or rights of appraisal. Except as set forth on Schedule 2.12, there are no options, warrants, agreements, contracts or other rights in existence to purchase or acquire from Health Guru any shares of Health Guru Capital Stock of, or other ownership interest in, Health Guru.

2.13         Preemptive Rights. Except as set forth on Schedule 2.13, there are no statutory or contractual preemptive rights or other rights to subscribe for or to purchase, any securities of Health Guru pursuant to Health Guru’s Charter Documents or any agreement or other instrument to which Health Guru is a party or by which Health Guru is bound.

2.14         Registration Rights.  Except as set forth on Schedule 2.14, no person has any right to require Health Guru to register any shares of Health Guru Common Stock under the Securities Act.

2.15         Permits. To Health Guru’s knowledge, Health Guru holds, and is operating in compliance in all material respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any governmental or self-regulatory body required for the conduct of its business and all such franchises, grants, authorizations, licenses, permits, easements, consents, certifications and orders are valid and in full force and effect; and Health Guru is in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees.

2.16         Good Title to Property.  Except as set forth on Schedule 2.16, Health Guru does not own or lease any real property.  There are no options or other contracts under which Health Guru has a right or obligation to acquire or lease any interest in real property.  Health Guru has good and marketable title in fee simple to all personal property owned by it other than Health Guru Intellectual Property, which is covered by Section 2.17 hereof, in each case free and clear of all liens, claims, security interests, other encumbrances or defects except such as are described in Schedule 2.16 or in the Health Guru Financial Statements, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

2.17         Intellectual Property.

(a)         Health Guru owns or possesses the Health Guru Trademarks (as defined below) or rights thereto necessary for the conduct of its business as now being conducted, except to the extent such failure to own or possess such Health Guru Trademarks would not have, individually or in the aggregate, a Material Adverse Effect.  Except as set forth on Schedule 2.17(a) or as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (A) to the knowledge of Health Guru, there is no infringement, misappropriation or violation by third parties of any such Health Guru Trademarks; (B) there is no pending or, to Health Guru’s knowledge, threatened action, suit, proceeding or claim by others against Health Guru challenging the rights of Health Guru in or to any such Health Guru Trademarks or that Health Guru is infringing, misappropriating or otherwise violating any intellectual property or other proprietary rights of another party, and to the knowledge of Health Guru, there are no facts which would form a reasonable basis for any such action, suit or claim; and (C) the Health Guru Trademarks that are owned by Health Guru have not been finally adjudged (without possibility of further appeal) by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, and there is no pending or, to Health Guru’s knowledge, threatened action, suit, proceeding or claim by others against Health Guru challenging the validity or scope of any such Health Guru Trademarks. Except as set forth on Schedule 2.17(a), Health Guru is not a party to or bound by any agreements pursuant to which Health Guru receives or grants a license or covenant not to sue under the Health Guru Trademarks.  The term “Health Guru Trademarks” means the registered trademarks set forth on Schedule 2.17(a).

(b)         Except as set forth on Schedule 2.17(b), Health Guru believes that it owns or possesses other Intellectual Property (as defined below) or rights thereto that may be necessary for the conduct of the business of Health Guru as now being conducted (the “Health Guru Intellectual Property”).  No current or former employee, consultant or independent contractor of Health Guru has any right, license, claim or interest whatsoever in or with respect to any Health Guru Intellectual Property.  Except as set forth on Schedule 2.17(b) or as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (A) to the knowledge of Health Guru, there is no infringement, misappropriation or violation by third parties of any such Health Guru Intellectual Property; (B) there is no pending or, to Health Guru’s knowledge, threatened action, suit, proceeding or claim by others against Health Guru challenging the rights of Health Guru in or to any such Health Guru Intellectual Property; (C) the Health Guru Intellectual Property has not been finally adjudged (without the possibility of further appeal) by a court of competent jurisdiction invalid or unenforceable, in whole or in part, and there is no pending or, to Health Guru’s knowledge, threatened action, suit, proceeding or claim by others against Health Guru challenging the validity or scope of any such Health Guru Intellectual Property; (D) there is no pending or, to Health Guru’s knowledge, threatened action, suit, proceeding or claim by others against Health Guru that Health Guru infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of third parties; and Health Guru has not received any written notice of such claim and to Health Guru’s knowledge, there are no facts which would form a reasonable basis for any such claim; and (E) to Health Guru’s knowledge, no current employee of Health Guru is in or has ever been in violation in any material respect of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, or nondisclosure agreement. Except as set forth on Schedule 2.17(b), Health Guru is not a party to or bound by any agreements pursuant to which Health Guru receives or grants a license or covenant not to sue under the Health Guru Intellectual Property.

(c)         Health Guru has taken all commercially reasonable steps to protect and preserve the confidentiality of all material confidential or non-public information included in the Health Guru Intellectual Property.

(d)         Health Guru has secured from all of its employees, consultants and independent contractors who have been engaged by Health Guru or a subsidiary thereof to develop any Health Guru Intellectual Property unencumbered and unrestricted exclusive ownership of any intellectual property included within the Health Guru Intellectual Property developed by such individuals in the course of their employment or services performed for Health Guru that Health Guru did not already own by operation of law and such individuals have not retained any rights or licenses with respect thereto, other than moral rights that are not assignable.  Without limiting the foregoing, Health Guru has obtained proprietary information and invention disclosure and assignment agreements from all current and former employees, consultants and independent contractors of Health Guru.

2.18         No Violation. Health Guru is not (A) in violation of its Charter Documents, (B) in material breach of or otherwise in material default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default in the performance of any material obligation, agreement or condition contained in any Health Guru Contract, to which it is subject or by which it may be bound, or to which any of the material property or assets of Health Guru is subject or (C) in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Health Guru.

2.19           Taxes. Except as set forth on Schedule 2.19, Health Guru has timely filed (or requested in good faith an extension to the filing of) all federal, state, local and foreign income and franchise tax returns required to be filed and is not in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect thereto, other than any which Health Guru is contesting in good faith.  All such returns are true, correct and complete in all material respects.  No audit or other examination of any return of Health Guru by any tax authority is presently in progress, nor has Health Guru been notified in writing of any request for such an audit or other examination.  To Health Guru’s knowledge, it does not have any liability for any unpaid taxes which have not been accrued for or reserved on Health Guru’s balance sheets included in the Health Guru Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid taxes that may have been accrued since the end of the most recent fiscal year in connection with the operation of the business of Health Guru in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Health Guru or, if any such account is material, it has been accrued on the books and records of Health Guru in accordance with U.S. GAAP.  The exercise price of all Health Guru Options is at least equal to the fair market value of the Health Guru Common Stock on the date such Health Guru Options were granted or repriced, and neither Health Guru nor Kitara has incurred or will incur, respectively, any liability or obligation to withhold taxes under Section 409A of the Code upon the vesting of any Health Guru Options.  All payroll taxes have been properly withheld and/or paid for on behalf of all of the employees of Health Guru who received an award of shares of Kitara Common Stock as part of the Second 2013 Management Bonus Pool Plan.

2.20         No Broker’s Fees.  Except as set forth on Schedule 2.20, Health Guru has not incurred any liability, nor will it incur, directly or indirectly, any liability, for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby which will become the liability of Kitara or will be a liability of the Surviving Subsidiary to be paid after Closing.

2.21         Insurance.  Schedule 2.21 sets forth the insurance policies of Health Guru that are currently in place.

2.22         No Labor Disputes. No labor problem or dispute with the employees of Health Guru exists, or, to Health Guru’s knowledge, is threatened, which would reasonably be expected to have a Material Adverse Effect. To the knowledge of Health Guru, no key employee or significant group of employees of Health Guru plans to terminate, or has terminated within the past six months, employment with Health Guru.  Health Guru is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Health Guru and, to the knowledge of Health Guru, there are no activities or proceedings of any labor union to organize any such employees.

2.23         Defined Benefit Plans. Except as set forth on Schedule 2.23, Health Guru has not maintained or contributed to a defined benefit plan as defined in Section 3(35) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). To the knowledge of Health Guru, no plan maintained or contributed to by Health Guru that is subject to ERISA (an “ERISA Plan”) (or any trust created thereunder) has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code that could subject Health Guru to any material tax penalty on prohibited transactions and that has not adequately been corrected. To the knowledge of Health Guru, each ERISA Plan is in compliance in all material respects with all reporting, disclosure and other requirements of the Code and ERISA as they relate to such ERISA Plan, except for any noncompliance which would not result in the imposition of a material tax or monetary penalty. With respect to each ERISA Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code, either (i) a determination letter (or opinion letter, if applicable) has been issued by the Internal Revenue Service stating that such ERISA Plan and the attendant trust are qualified thereunder, or (ii) the remedial amendment period under Section 401(b) of the Code with respect to the establishment of such ERISA Plan has not ended and a determination letter application will be filed with respect to such ERISA Plan prior to the end of such remedial amendment period. Health Guru has never completely or partially withdrawn from a “multiemployer plan,” as defined in Section 3(37) of ERISA.  Each ERISA Plan maintained or contributed to by Health Guru is in compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “2010 Health Care Law”), to the extent applicable to such plan.  The operation of each ERISA Plan has not resulted in the incurrence of any penalty to Health Guru pursuant to the 2010 Health Care Law, to the extent applicable to such plan.

2.24         Compliance with Environmental Laws. To the knowledge of Health Guru, Health Guru (a) is in material compliance with any and all applicable foreign, federal, state and local laws, orders, rules, regulations, directives, decrees and judgments relating to the use, treatment, storage and disposal of hazardous or toxic substances or waste and protection of human health and safety or the environment which are applicable to its businesses (“Environmental Laws”), (b) has received and is in material compliance with all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business, and (c) has not received written notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in the case of subsections (a), (b) and (c) of this Section 2.24 as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.25         Minute Books. The minute books of Health Guru representing all existing records of all meetings and actions of the board of directors (including any committees thereof) and stockholders (collectively, the “Health Guru Corporate Records”) of Health Guru since its formation through the date of the latest meeting and action have been made available to Kitara. All such Health Guru Corporate Records are complete and accurately reflect, in all material respects, all transactions referred to in such Health Guru Corporate Records.

2.26         Foreign Corrupt Practices. To the knowledge of Health Guru, neither Health Guru nor any other person associated with or with the authority to act on behalf of Health Guru, including without limitation any director, officer, agent or employee of Health Guru has, directly or indirectly, while acting on behalf of Health Guru (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or failed to disclose fully any contribution in violation of law, (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payments.

2.27         Money Laundering Laws. To the knowledge of Health Guru, the operations of Health Guru are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the applicable money laundering statutes of all governmental bodies or regulatory agencies having jurisdiction over Health Guru, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency with jurisdictions over Health Guru (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Health Guru with respect to the Money Laundering Laws is pending, or to the knowledge of Health Guru, threatened against Health Guru.

2.28         OFAC. None of Health Guru or, to the knowledge of Health Guru, any director, officer, agent, employee or affiliate of Health Guru, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

2.29         Proprietary Information Agreements.  Each current employee and officer of Health Guru has executed an agreement with Health Guru regarding the protection of Health Guru’s confidentiality and proprietary information.  To the knowledge of Health Guru, none of its current employees or officers is in material violation thereof.  To the knowledge of Health Guru, except as set forth on Schedule 2.29, no former employee failed to execute similar agreements with Health Guru, and no such former employee is in violation of any such agreement.

2.30         Solvency.  Health Guru has not (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; or (e) made an offer of settlement, extension or composition to its creditors generally.

2.31         Related Party Transactions.  Except as set forth on Schedule 2.31, no employee, officer, member, stockholder or director of Health Guru or a member of any of the foregoing individuals’ immediate family (each a “Health Guru Related Party” and collectively, the “Health Guru Related Parties”) is indebted to Health Guru, nor is Health Guru indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of compensation for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of Health Guru and (iii) for other standard employee benefits made generally available to all employees (not including option agreements outstanding under any option plan approved by the board of directors of Health Guru).  To Health Guru’s knowledge, no Health Guru Related Party has any direct or indirect ownership interest in any firm or corporation with which Health Guru is affiliated or with which Health Guru has a business relationship, or any firm or corporation that competes with Health Guru, except that Health Guru Related Parties may own stock in publicly traded companies that may compete with Health Guru.  To the best of Health Guru’s knowledge, except as set forth on Schedule 2.31, no Health Guru Related Party is, directly or indirectly, interested in any Health Guru Contract with Health Guru (other than such contracts as relate to any such person’s ownership in, or other securities of, Health Guru or such person’s employment with Health Guru).

2.32         Representations and Warranties Complete.  The representations and warranties of Health Guru included in this Agreement and in any Schedule hereto are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

2.33         Survival of Representations and Warranties.  The representations and warranties of Health Guru set forth in this Agreement shall survive the Closing until, and shall terminate and be of no further force or effect on, the Escrow Release Date.

2.34         No Implied Representation.  Health Guru is not making any representation or warranty whatsoever, express or implied, except those representations and warranties of Health Guru contained in this Agreement or in any of the Schedules hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF KITARA

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Kitara Schedule”), each of Kitara and Merger Sub Inc. represent and warrant to, and covenant with, Health Guru and the Signing Holders, as follows:

3.1           Organization.  Each of Kitara and Merger Sub Inc. is duly organized and validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation. Each of Kitara and Merger Sub Inc. has full corporate power and authority to own its properties and to conduct its business as currently contemplated, and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which it owns or leases real property or in which the conduct of its business requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect.  Each of Kitara and Merger Sub Inc. is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kitara or Merger Sub Inc.

3.2           Subsidiaries.  Except as set forth on Schedule 3.2, Kitara does not presently own an interest in any other corporation, association or other business entity and is not a party to any joint venture, partnership or similar arrangement.

3.3           SEC Filings; Financial Statements.  (a) Kitara has made available to Health Guru a correct and complete copy of each report, schedule, form registration statement and definitive proxy statement filed or furnished by Kitara with the SEC (the “Kitara SEC Reports”), which are all the forms, schedule reports and documents required to be filed or furnished by Kitara with the SEC prior to the date of this Agreement and those required to be filed or furnished subsequent to the date of this Agreement.  Except as set forth on Schedule 3.3, all Kitara SEC Reports required to be filed or furnished by Kitara during the last two fiscal years and the interim period prior to the date of this Agreement were filed or furnished in a timely manner.  As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Kitara SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Kitara SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in this Article III, Kitara makes no representation or warranty whatsoever concerning any Kitara SEC Report as of any time other than the date or period with respect to which it was filed.

(b)         Each set of financial statements (including, in each case, any related notes thereto) contained in Kitara SEC Reports, including each Kitara SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Kitara at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Kitara taken as a whole.

(c)         Each principal executive officer and principal financial officer of Kitara has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Kitara SEC Reports, and the statements contained in such certifications are accurate in all material respects as of the date of this Agreement.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d)         Kitara maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by Kitara is recorded and reported on a timely basis to the individuals responsible for the preparation of Kitara’s filings with the SEC.  Kitara maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act).  Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Kitara, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Kitara are being made only in accordance with authorizations of management and directors of Kitara and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Kitara’s assets that could have a material effect on its financial statements.  Kitara has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Kitara’s auditors and the audit committee of Kitara’s board of directors (A) any significant deficiencies or material weakness in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Kitara’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Kitara’s internal control over financial reporting, all of which information described in clauses (A) and (B) above has been disclosed to Kitara Media and Health Guru prior to the date of this Agreement.  In the past two years, neither Kitara nor any of its subsidiaries has received any credible written (or to the knowledge of Kitara, oral) complaint, allegation, assertion or claim of any material improper activity regarding the accounting or auditing practices, procedures, methodologies or methods of Kitara or its subsidiaries or their respective internal accounting controls.

(e)         Merger Sub Inc. has never made any filing with the SEC and is not, nor ever has been, required to make any such filing.

3.4           No Liabilities. Except as set forth on Schedule 3.4, neither Kitara nor Merger Sub Inc. has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in any Kitara SEC Report that are, individually or in the aggregate, material to the business, results of operations or financial condition of Kitara, except (i) liabilities provided for in or otherwise disclosed in a balance sheet or in the related notes to the financial statements included in any Kitara SEC Report or (ii) liabilities incurred since September 30, 2013 in the ordinary course of business, none of which would reasonably be expected to have a Material Adverse Effect.

3.5           Off Balance Sheet Arrangements. There is no transaction, arrangement or other relationship between either Kitara or Merger Sub Inc. or any of their respective subsidiaries and an unconsolidated or other off balance sheet entity that is not disclosed in the financial statements included in the Kitara SEC Reports or that otherwise could be reasonably likely to have a Material Adverse Effect.

3.6           Absence of Material Changes. Except as contemplated by this Agreement, since September 30, 2013, neither Kitara nor Merger Sub Inc. has incurred any Material Adverse Change (except as otherwise contemplated by clauses (i) through (ii) in Section 3.4, above).

3.7           Legal Proceedings. There is no pending or, to the knowledge of Kitara or Merger Sub Inc., threatened or contemplated, any action, suit or proceeding to which Kitara or Merger Sub Inc. is a party or of which any property or assets of Kitara or Merger Sub Inc. is the subject before or by any court or governmental agency, authority or body, or any arbitrator, which, individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect.

3.8           Contracts. Except as set forth in the Kitara SEC Reports filed prior to the date of this Agreement, and with respect to confidentiality, nondisclosure and indemnification agreements with executive officers and directors, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations of any kind, whether written or oral, to which Kitara or Merger Sub Inc. is a party or by or to which any of the properties or assets of Kitara or Merger Sub Inc. may be bound, subject or affected, which either (a) creates or imposes a liability greater than $25,000, or (b) may not be cancelled by Kitara or Merger Sub Inc. on less than 30 days’ or less prior notice (“Kitara Contracts”) without penalty.  All Kitara Contracts are listed in Schedule 3.8.  Each of the Kitara Contracts which purports by its terms to be in effect is valid and in full force and effect, is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting creditors’ rights generally and general principles of equity, and will continue to be so immediately following the Effective Date.

3.9           Due Authorization and Enforceability.  Each of Kitara and Merger Sub Inc. has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to engage in the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the consummation by Kitara and Merger Sub Inc. of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Kitara and Merger Sub Inc. (including the approval by its respective boards of directors or managers), and no other corporate proceedings on the part of Kitara or Merger Sub Inc. are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the DGCL and the terms and conditions of this Agreement.  This Agreement and the other agreements and documents contemplated hereby have been duly authorized, executed and delivered by Kitara and Merger Sub Inc., and each constitutes a valid, legal and binding obligation of Kitara and Merger Sub Inc., enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by federal or state securities laws and except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

3.10         No Conflict. The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by Kitara and Merger Sub Inc. and the consummation of the transactions herein and therein contemplated by Kitara and Merger Sub Inc. will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, (A) any statute or any order, rule, regulation or decree of any court or governmental agency or body having jurisdiction over Kitara or Merger Sub Inc. or any of its properties, (B) any agreement or instrument to which Kitara or Merger Sub Inc. is a party or by which it is bound or to which any of its property is subject, or (C) Kitara’s or Merger Sub Inc.’s Charter Documents, except, as it pertains to clauses (A) and (B), as would not individually or in the aggregate reasonably be expected have a Material Adverse Effect on Kitara or Merger Sub Inc.

3.11         No Consents Required. Except for the filing of the Certificate of Merger with the appropriate authorities pursuant to the DGCL, no consent, approval, authorization or order of, or filing with, any Governmental Entity is required for the execution, delivery and performance of this Agreement by Kitara and Merger Sub Inc. or for the consummation of the transactions contemplated hereby by Kitara and Merger Sub Inc., except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which Kitara is licensed or qualified to do business and (ii) where the failure to obtain such consents, approvals, authorizations, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kitara or Merger Sub Inc. or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.12         Capitalization.

(a)         As of the date of this Agreement, the authorized capital stock of Kitara consists of 300,000,000 shares of Kitara Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Kitara Preferred Stock”), of which 61,156,969 shares of Kitara Common Stock are issued and outstanding and no shares of Kitara Preferred Stock are issued and outstanding.   All issued and outstanding shares of Kitara Common Stock are fully paid, nonassessable and validly issued in compliance with Applicable Law, federal and state securities laws, and the rules and regulations of the United States Securities and Exchange Commission (“Commission”).  Other than the Kitara Common Stock and Kitara Preferred Stock, Kitara has no class or series of securities authorized by its Charter Documents.

(b)        As of the date of this Agreement, the authorized capital of Merger Sub Inc. consists of 100 shares of common stock, par value $0.0001 per share (“Merger Sub Inc. Stock”), of which 10 shares are issued and outstanding.  There are no options, warrants, voting agreements or other rights outstanding with respect to the Merger Sub Inc. Stock.

(c)        Except as set forth on Schedule 3.12, there are no options, warrants, agreements, contracts or other rights in existence to purchase or acquire from Kitara any shares of Kitara Common Stock or other ownership interest in Kitara.

3.13         Preemptive Rights. There are no statutory or contractual preemptive rights or other rights to subscribe for or to purchase, any securities of Kitara or Merger Sub Inc. pursuant to the Charter Documents of Kitara or Merger Sub Inc. or any agreement or other instrument to which Kitara or Merger Sub Inc. is a party or by which Kitara or Merger Sub Inc. is bound.

3.14         Registration Rights.  Except as disclosed in the Kitara SEC Reports, no person has any right to require Kitara to register any shares of Kitara Common Stock under the Securities Act not previously registered.

3.15         Permits. To Kitara’s knowledge, Kitara and Merger Sub Inc. hold, and are operating in compliance in all material respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any governmental or self-regulatory body required for the conduct of their respective business and all such franchises, grants, authorizations, licenses, permits, easements, consents, certifications and orders are valid and in full force and effect; and each of Kitara and Merger Sub Inc. is in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees.

3.16         Good Title to Property. Except as set forth on Schedule 3.16, neither Kitara nor Merger Sub Inc. owns or leases any real property or personal property.  There are no options or other contracts under which Kitara or Merger Sub Inc. has a right or obligation to acquire or lease any interest in real property or personal property.

3.17         Intellectual Property.

(a)           Kitara owns or possesses the Kitara Trademarks (as defined below) or rights thereto necessary for the conduct of its business as now being conducted, except to the extent such failure to own or possess such Kitara Trademarks would not have, individually or in the aggregate, a Material Adverse Effect.  Except as set forth on Schedule 3.17(a) or as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (A) to the knowledge of Kitara, there is no infringement, misappropriation or violation by third parties of any such Kitara Trademarks; (B) there is no pending or, to Kitara’s knowledge, threatened action, suit, proceeding or claim by others against Kitara challenging the rights of Kitara in or to any such Kitara Trademarks or that Kitara is infringing, misappropriating or otherwise violating any intellectual property or other proprietary rights of another party, and to the knowledge of Kitara, there are no facts which would form a reasonable basis for any such action, suit or claim; and (C) the Kitara Trademarks that are owned by Kitara have not been finally adjudged (without possibility of further appeal) by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, and there is no pending or, to Kitara’s knowledge, threatened action, suit, proceeding or claim by others against Kitara challenging the validity or scope of any such Kitara Trademarks. Except as set forth on Schedule 3.17(a), Kitara is not a party to or bound by any agreements pursuant to which Kitara receives or grants a license or covenant not to sue under the Kitara Trademarks.  The term “Kitara Trademarks” means the registered trademarks set forth on Schedule 3.17(a).

(b)           Except as set forth on Schedule 3.17(b), Kitara believes that it owns or possesses other Intellectual Property (as defined below) or rights thereto that may be necessary for the conduct of the business of Kitara as now being conducted (the “Kitara Intellectual Property”).  No current or former employee, consultant or independent contractor of Kitara has any right, license, claim or interest whatsoever in or with respect to any Kitara Intellectual Property. Except as set forth on Schedule 3.17(b) or as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (A) to the knowledge of Kitara, there is no infringement, misappropriation or violation by third parties of any such Kitara Intellectual Property; (B) there is no pending or, to Kitara’s knowledge, threatened action, suit, proceeding or claim by others against Kitara challenging the rights of Kitara in or to any such Kitara Intellectual Property; (C) the Kitara Intellectual Property has not been finally adjudged (without the possibility of further appeal) by a court of competent jurisdiction invalid or unenforceable, in whole or in part, and there is no pending or, to Kitara’s knowledge, threatened action, suit, proceeding or claim by others against Kitara challenging the validity or scope of any such Kitara Intellectual Property; (D) there is no pending or, to Kitara’s knowledge, threatened action, suit, proceeding or claim by others against Kitara that Kitara infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of third parties; and Kitara has not received any written notice of such claim and to Kitara’s knowledge, there are no facts which would form a reasonable basis for any such claim; and (E) to Kitara’s knowledge, no current employee of Kitara is in or has ever been in violation in any material respect of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, or nondisclosure agreement. Except as set forth on Schedule 3.17(b), Kitara is not a party to or bound by any agreements pursuant to which Kitara receives or grants a license or covenant not to sue under the Kitara Intellectual Property.

(c)           Kitara has taken all commercially reasonable steps to protect and preserve the confidentiality of all material confidential or non-public information included in the Kitara Intellectual Property.

(d)           Kitara has secured from all of its employees, consultants and independent contractors who have been engaged by Kitara or a subsidiary thereof to develop any Kitara Intellectual Property unencumbered and unrestricted exclusive ownership of any intellectual property included within the Kitara Intellectual Property developed by such individuals in the course of their employment or services performed for Kitara that Kitara did not already own by operation of law and such individuals have not retained any rights or licenses with respect thereto, other than moral rights that are not assignable.  Without limiting the foregoing, Kitara has obtained proprietary information and invention disclosure and assignment agreements from all current and former employees, consultants and independent contractors of Kitara.

3.18         No Violation. Neither Kitara nor Merger Sub Inc. is (A) in violation of its Charter Documents, (B) in material breach of or otherwise in material default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default in the performance of any material obligation, agreement or condition contained in any Kitara Contract, to which it is subject or by which it may be bound, or to which any of the material property or assets of Kitara or Merger Sub Inc. is subject or (C) in violation of any Legal Requirements with respect to the conduct of its business, the ownership or operation of its business, or the issuance of its capital stock, except for violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Kitara or Merger Sub Inc.

3.19         Taxes. Each of Kitara and Merger Sub Inc. has timely filed (or requested in good faith an extension to the filing of) all federal, state, local and foreign income and franchise tax returns required to be filed and is not in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect thereto, other than any which such party is contesting in good faith.  All such returns are true, correct and complete in all material respects.  No audit or other examination of any return of Kitara or Merger Sub Inc. by any tax authority is presently in progress, nor has Kitara or Merger Sub Inc. been notified in writing of any request for such an audit or other examination.  Neither Kitara nor Merger Sub Inc. has any liability for any unpaid taxes which have not been accrued for or reserved on Kitara’s or Merger Sub Inc.’s balance sheets included in the financial statements filed with the Kitara SEC Reports, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid taxes that may have been accrued since the end of the most recent fiscal year in connection with the operation of the business of Kitara or Merger Sub Inc. in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Kitara or Merger Sub Inc. or, if any such account is material, it has been accrued on the books and records of Kitara or Merger Sub Inc. in accordance with U.S. GAAP. The exercise price of all Kitara Options is at least equal to the fair market value of the Kitara Common Stock on the date such Kitara Options were granted or repriced, and Kitara has not incurred or will not incur any liability or obligation to withhold taxes under Section 409A of the Code upon the vesting of any Kitara Options.

3.20         No Broker’s Fees.  Neither Kitara nor Merger Sub Inc. has incurred any liability, nor will either incur, directly or indirectly, any liability, for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.21         Insurance.  Except as set forth on Schedule 3.21, neither Kitara nor Merger Sub Inc. maintains any insurance policies.

3.22         No Labor Disputes. No labor problem or dispute with the employees of Kitara or Merger Sub Inc. exists, or, to Kitara’s or Merger Sub Inc.’s knowledge, is threatened, which would reasonably be expected to have a Material Adverse Effect.  To the knowledge of Kitara, no key employee or significant group of employees of Kitara or Merger Sub Inc. plans to terminate, or has terminated within the past six months employment with Kitara or Merger Sub Inc.  Neither Kitara nor Merger Sub Inc. is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Kitara or Merger Sub Inc. and to the knowledge of Kitara, there are no activities or proceedings of any labor union to organize any such employees.

3.23         Defined Benefit Plans. Except as set forth on Schedule 3.23, neither Kitara nor Merger Sub Inc. maintains, or has any liability under, any ERISA Plan.

3.24         Compliance with Environmental Laws. To the knowledge of Kitara, each of Kitara and Merger Sub Inc. (a) is in compliance with any and all applicable Environmental Laws, (b) has received and is in material compliance with all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business, and (c) has not received written notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in the case of subsections (a), (b) and (c) of this Section 3.24 as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.25         Minute Books. The minute books of Kitara representing all existing records of all meetings and actions of the board of directors (including any committees thereof) and stockholders (collectively, the “Kitara Corporate Records”) of Kitara and Merger Sub Inc. since their respective dates of formation through the date of the latest meeting and action have been made available to Health Guru. All such Kitara Corporate Records are complete and accurately reflect, in all material respects, all transactions referred to in such Kitara Corporate Records.

3.26         Foreign Corrupt Practices. To the knowledge of Kitara, neither Kitara, Merger Sub Inc. nor any other person associated with or with the authority to act on behalf of Kitara or Merger Sub Inc., including without limitation any director, officer, agent or employee of Kitara or Merger Sub Inc. has, directly or indirectly, while acting on behalf of Kitara or Merger Sub Inc. (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or failed to disclose fully any contribution in violation of law, (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof, (iii) violated or is in violation of any provision of the FCPA or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payments.

3.27         Money Laundering Laws. To the knowledge of Kitara, the operations of Kitara and Merger Sub Inc. are and have been conducted at all times in compliance in all material respects with applicable Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Kitara or Merger Sub Inc. with respect to the Money Laundering Laws is pending, or to the knowledge of Kitara or Merger Sub Inc., threatened against Kitara or Merger Sub Inc.

3.28         OFAC. None of Kitara or Merger Sub Inc. or, to the knowledge of Kitara or Merger Sub Inc., any director, officer, agent, employee or affiliate of Kitara or Merger Sub Inc., is currently subject to any U.S. sanctions administered by the OFAC.

3.29         Proprietary Information Agreements.  Each current employee and officer of Kitara has executed an agreement with Kitara regarding the protection of Kitara’s confidentiality and proprietary information.  To the knowledge of Kitara, none of its current employees or officers is in material violation thereof.  To the knowledge of Kitara, no former employee failed to execute similar agreements with Kitara, and no such former employee is in violation of any such agreement.

3.30         Solvency.  Kitara has not (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; or (e) made an offer of settlement, extension or composition to its creditors generally.

3.31         Related Party Transactions.  Except as disclosed in the Kitara SEC Reports, no employee, officer, member, stockholder or director of Kitara or Merger Sub Inc. (each an “Kitara Related Party” and collectively, the “Kitara Related Parties”) is indebted to Kitara or Merger Sub Inc., nor is Kitara or Merger Sub Inc. indebted (or committed to make loans or extend or guarantee credit) to any of them. To Kitara’s knowledge, except as set forth on Schedule 3.31, no Kitara or Merger Sub Inc. Related Party has any direct or indirect ownership interest in any firm or corporation with which Kitara or Merger Sub is affiliated or with which Kitara or Merger Sub Inc. has a business relationship, or any firm or corporation that competes with Kitara or Merger Sub Inc., except that Related Parties may own stock in publicly traded companies that may compete with Kitara Media, Health Guru or Kitara.  To the best of Kitara’s knowledge, except as disclosed in the Kitara SEC Reports or as set forth on Schedule 3.29, no Kitara Related Party is, directly or indirectly, interested in any Kitara Contract with Kitara or Merger Sub Inc. (other than such contracts as relate to any such person’s ownership of capital stock or other securities of Kitara or such person’s employment with Kitara).

3.32         Representations and Warranties Complete.  The representations and warranties of Kitara and Merger Sub Inc. included in this Agreement and in any Schedule hereto are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.33         Survival of Representations and Warranties.  The representations and warranties of Kitara and Merger Sub Inc. set forth in this Agreement shall survive until, and shall terminate and be of no further force or effect on, the Escrow release date.

3.34         No Implied Representation.  None of Kitara or Merger Sub Inc. is making any representation or warranty whatsoever, express or implied, except those representations and warranties of Kitara and Merger Sub Inc. contained in this Agreement or in any of the Schedules hereto.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1           Blue Sky Compliance. Kitara shall use its commercially reasonable efforts to avail itself of any exemptions or to qualify or otherwise register the shares of Kitara Common Stock to be issued pursuant to the Merger under the securities or Blue Sky Laws of every jurisdiction of the United States in which a Health Guru stockholder has an address on the records of Health Guru on the record date for determining Health Guru stockholders entitled to notice of and to vote on the Merger, except any such jurisdiction with respect to which counsel for Kitara has determined that such qualification is not required under the securities or Blue Sky Laws of such jurisdiction.

4.2           Directors and Officers of Kitara After Merger.  Immediately after the Effective Date, the Board of Directors and Officers of Kitara will be made up of the individuals set forth on Schedule 4.2, each to serve until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of Kitara, and Kitara shall, prior to the Closing, use its best efforts to implement the foregoing, including by using its best efforts to obtain resignations from the existing members of the Board of Directors and Officers of Kitara.

4.3           Other Actions.

(a)         As promptly as practicable after execution of this Agreement and the Closing (but no later than four (4) business days thereafter), Kitara shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement and the Closing (the “Merger Form 8-K”).  Concurrently with the execution of this Agreement and the Closing, Kitara and Health Guru shall also mutually agree on and issue a press release announcing the execution of this Agreement and the Closing (the “Merger Press Release”).

(b)         Kitara and Health Guru shall cooperate with each other to prepare the Merger Form 8-K and to include such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC.

(c)         Kitara and Health Guru shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity.

4.4           Required Information.

(a)         In connection with the preparation of the Merger Form 8-K and the Merger Press Release, or any other statement, filing notice or application made by or on behalf of Kitara and/or Health Guru to any Governmental Entity or other third party in connection with the Merger and the other transactions contemplated hereby (each, a “Reviewable Document”), and for such other reasonable purposes, Kitara and Health Guru each shall, upon request by any of the other parties, furnish the other parties with all information concerning themselves, their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other statement, filing, notice or application made by or on behalf of Kitara and Health Guru to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.  Each of Kitara and Health Guru warrants and represents to the other parties that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b)         At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by any of Kitara or Health Guru, the other parties shall be given an opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, provided that a party may file, issue or otherwise submit a Reviewable Document without the consent of the other parties if it is advised by counsel that such Reviewable Document must be filed, issued or submitted in the form objected to by the other parties so that the filing, issuing or submitting party is in compliance with Applicable Law.

(c)         Any language included in a Reviewable Document that reflects the  comments of the reviewing party(ies), as well as any text as to which the reviewing party(ies) has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing party(ies) and may henceforth be used by other party(ies) in other Reviewable Documents and in other documents distributed by the other party(ies) in connection with the transactions contemplated by this Agreement without further review or consent of the reviewing party(ies).

(d)         Each of Kitara and Health Guru shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC.

4.5           Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement.  Each party agrees to maintain in confidence any non-public information (“Confidential Information”) received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement.  A party may disclose the Confidential Information to its financial advisors, accountants, counsel and other representatives (collectively “Advisors”), provided that such Advisors agree to be bound by the provisions of this Section 4.5 and the party disclosing Confidential Information to its Advisors is responsible for such Advisor’s compliance with this Section 4.5.  Such confidentiality obligations will not apply to (i) information which was known to a party or its respective agents prior to receipt from the other party; (ii) information which is or becomes generally known other than by breach of the covenants set forth in this Section 4.5; (iii) information acquired by a party or its respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law.

4.6           Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable best efforts to accomplish the following:  (i) obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (ii) obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iii) defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  In connection with and without limiting the foregoing, Kitara and its board of directors and Health Guru and its board of directors, shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable best efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Kitara or Health Guru to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them or their Affiliates to conduct their business or to own or exercise control of such assets, properties and stock.

4.7           Lock Up Agreements; Sale Restrictions.  Prior to the Closing Date, each officer, director and stockholder of Health Guru receiving Kitara Common Stock in the Merger (other than the Persons that may receive shares of Kitara Common Stock from the Bonus Pool) will execute and deliver to Kitara a Lock Up Agreement.  As a condition to each such Person’s receipt of shares of Kitara Common Stock from the Bonus Pool, such Person shall execute and deliver to Kitara a Lock Up Agreement.  Except as heretofore agreed to by Kitara, no Transfers of Kitara Common Stock issued as a result of the Merger shall be made by any of the foregoing individuals or entities during the period prescribed by and as otherwise permitted pursuant by the Lock Up Agreements.

4.8           No Securities Transactions.  Except for certain gifts of Kitara Common Stock issued as a result of the Merger which have heretofore been agreed to by Kitara, none of Health Guru or the Signing Holders, nor any of their respective Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Kitara prior to the time of the making of a public announcement of the transactions contemplated by this Agreement.  Health Guru shall use its commercially reasonable efforts to require each of the Signing Holders and each of Health Guru’s officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

4.9           Charter Protections; Directors’ and Officers’ Liability Insurance.

(a)         All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Health Guru as provided in the Charter Documents of Health Guru or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b)         If Kitara or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Kitara assume the obligations set forth in this Section 4.9.

(c)         Kitara agrees to continue the directors’ and officers’ liability insurance currently in place at Health Guru or obtain and maintain directors’ and officers’ liability insurance covering the matters set forth in Section 4.9(a) above for a period of three years.

(d)         The provisions of this Section 4.9 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Health Guru for all periods ending on or before the Closing Date and may not be changed without the consent of each such Person.

4.10         Insider Loans; Equity Ownership in Subsidiaries.  Health Guru shall use its reasonable best efforts to cause each Insider of Health Guru or its respective subsidiaries to, at or prior to Closing (i) repay to Health Guru any loan by Health Guru to such Person and any other amount owed by such Person to Health Guru; (ii) cause any guaranty or similar arrangement pursuant to which Health Guru has guaranteed the payment or performance of any obligations of such Person to a third party to be terminated; and (iii) cease to own any direct equity interests in any subsidiary of Health Guru or in any other Person that utilizes the name “Health Guru.com,” or any other names comprising the Health Guru Intellectual Property or any derivative thereof.

4.11         Access to Financial Information.  Health Guru will, and will cause its auditors to (a) continue to provide Kitara and its advisors access to all of Health Guru’s financial information used in the preparation of the Health Guru Financial Statements and (b) cooperate fully with any reviews performed by Kitara or its advisors of any such financial statements or information.

4.12         Financing.  Contemporaneous with the Closing, Kitara shall have raised at least $2 million of equity capital (in excess of that raised in June 2013) through the sale of Kitara capital stock at a price mutually acceptable to Kitara and Health Guru.

4.13         Registration Rights. Within six (6) months of the Closing, Kitara shall (i) file a registration statement (“Registration Statement”) with the Commission covering the resale by the Health Guru stockholders of the shares of Kitara Common Stock to be received in the Merger (“Registrable Securities”), (ii) use its best efforts to have such Registration Statement declared effective as promptly as practicable thereafter, and (iii) keep the Registration Statement effective until (1) the date on which the Registrable Securities may be resold by the Health Guru stockholders without registration under the Securities Act and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (2) all of the Registrable Securities have been sold pursuant to the Registration Statement or Rule 144 under the Securities Act or any other rule of similar effect; provided, however, that notwithstanding this obligation on the part of Kitara to register the resale of the Registrable Securities and to keep the Registration Statement effective, there is no assurance that Kitara will be able to have the Registration Statement declared effective and keep the Registration Statement effective until the Health Guru stockholders have sold all the Registrable Securities owned by them registered thereon. Kitara’s obligation to register the Registrable Securities pursuant to the Registration Statement shall be subject to the Health Guru stockholders’ delivery to Kitara of such information regarding the Health Guru stockholders, the securities of Kitara held by the Health Guru stochkolders, and the intended method of disposition of the Registrable Securities as reasonably required by Kitara to effect the registration of such Registrable Securities. Kitara shall, promptly upon receipt of notice of a transfer by a Health Guru stockholder, add to the Registration Statement any transferee of the shares of Kitara Common Stock.  In connection with such Registration Statement, Kitara shall pay all customary fees and expenses incident to such Registration Statement, including the reasonable fees and disbursements of one counsel for all holders of Registrable Securities but excluding any underwriting discounts or commissions attributable to the sale of the Registrable Securities.  In addition, the holders of Registrable Securities shall have piggyback registration rights and shelf takedown rights equivalent to those provided by Kitara to Selling Source, LLC and Robert Regular pursuant to that certain Registration Rights Agreement dated as of July 1, 2013 by and among Kitara and such persons.

4.14           Option Plan.  Contemporaneous with the Closing, Kitara will adopt the 2013 Long-Term Incentive Equity Plan in the form heretofore provided to Health Guru (the “Option Plan”) for the benefit of the officers, directors and employees of Kitara and its Subsidiaries following the Merger.

ARTICLE V

CLOSING DELIVERABLES

5.1           Kitara Deliverables. At or prior to Closing, Kitara shall have delivered to Health Guru:

(a)        the consents, waivers and approvals set forth on Schedule 5.1(a);

(b)        (i) copies of resolutions and actions taken by Kitara’s and Merger Sub Inc.’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, (ii) such other documents or certificates as shall reasonably be required by Health Guru and its counsel in order to consummate the transactions contemplated hereunder, and (iii) a certificate attesting to the incumbency of the officers of Kitara and Merger Sub Inc.;

(c)         Employment Agreements between the individuals set forth on Schedule 5.1(c) on the one hand and Kitara on the other, effective as of the Closing, providing for mutually agreed upon cash and equity compensation components, in form and substance mutually and reasonably agreed to by Kitara and Health Guru (the “Employment Agreements”) duly executed by Kitara;

(d)        the Escrow Agreement duly executed by Kitara;

(e)         the Option Plan; and

(f)         an opinion of Graubard Miller, counsel to Kitara.

5.2           Health Guru Deliverables. At or prior to the Closing, Health Guru shall have delivered to Kitara:

(a)         the consents, waivers and approvals set forth on Schedule 5.2(a);

(b)        (i) copies of resolutions and actions taken by the directors and stockholders of Health Guru in connection with the approval of this Agreement and the transactions contemplated hereunder, (ii) such other documents or certificates as shall reasonably be required by Kitara and its counsel in order to consummate the transactions contemplated hereunder, and (iii) a certificate attesting to the incumbency of the officers of Health Guru;

(c)         the Employment Agreements duly executed by the individuals set forth on Schedule 5.1(c);

(d)        the Lock Up Agreements duly executed by each officer, director and stockholder of Health Guru receiving Kitara Common Stock in the Merger (other than the Persons that may receive shares of Kitara Common Stock from the Bonus Pool);

(e)        an opinion of Reitler Kailas & Rosenblatt LLC, counsel to Health Guru;

(f)         the Escrow Agreement duly executed by the Representative; and

(g)        the Representation Letters duly executed by each stockholder of Health Guru receiving Kitara Common Stock in the Merger (other than the Persons that may receive shares of Kitara Common Stock from the Bonus Pool), all of whom shall have indicated that they are “accredited investors” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

ARTICLE VI

INDEMNIFICATION

6.1           Indemnification of Kitara.

(a)     Subject to the terms and conditions of this Article VI (including without limitation the limitations set forth in Section 6.4), Kitara and its representatives, successors and permitted assigns (the “Kitara Indemnitees”) shall be indemnified, defended and held harmless with respect to the matters under Sections 6.1(a)(i), 6.1(a)(ii) and 6.1(a)(iii), below, but only to the extent of the Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Kitara Indemnitee by reason of, arising out of or resulting from:

(i)          the inaccuracy or breach of any representation or warranty of Health Guru or the Signing Holders contained in this Agreement, any Schedule or any certificate delivered by Health Guru to Kitara pursuant to this Agreement with respect hereto or thereto in connection with the Closing;

(ii)         the non-fulfillment or breach of any covenant or agreement of Health Guru or any of the Signing Holders contained in this Agreement; and

(iii)        the matter listed in Schedule 2.7.

(b)     As used in this Article VI, the term “Losses”, subject to Section 6.4(e) hereof, shall include all actual losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable out-of-pocket legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid.  Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which the Kitara Indemnitees may be entitled to indemnification pursuant to this Article VI, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

(c)      To the extent that any Losses that are subject to indemnification pursuant to this Article VI are covered by insurance, Kitara shall use reasonable best efforts to obtain the maximum recovery under such insurance; provided that the Kitara Indemnitees shall nevertheless be entitled to bring a claim for indemnification under this Article VI in respect of such Losses and the time limitations set forth in Section 6.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Kitara for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Representative.  If Kitara has received the payment required by this Agreement from the Representative in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Representative and shall pay to the Representative, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Representative pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

(d)      To the extent that any Losses that are subject to indemnification pursuant to this Article VI create any income tax benefit to Kitara, the amount of any Loss shall be reduced by the amount of income tax benefit to such party as a result of the payment or incurrence of such Loss.

6.2           Indemnification of Signing Holders.

(a)       Subject to the terms and conditions of this Article VI (including without limitation the limitations set forth in Section 6.4), each of the Signing Holders and their respective representatives, successors and permitted assigns (the “Signing Holder Indemnitees” and, together with the Kitara Indemnitees, the “Indemnitees”) shall be indemnified, defended and held harmless with respect to the matters under Sections 6.2(a)(i) and 6.2(a)(ii), below, but only to the extent of the Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Kitara Indemnitee by reason of, arising out of or resulting from:

(i)         the inaccuracy or breach of any representation or warranty of Kitara or Merger Sub Inc. contained in this Agreement, any Schedule or any certificate delivered by Kitara pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii)        the non-fulfillment or breach of any covenant or agreement of Kitara or Merger Sub Inc. contained in this Agreement.

(b)     To the extent that any Losses that are subject to indemnification pursuant to this Article VI are covered by insurance, the Representative shall use reasonable best efforts to obtain the maximum recovery under such insurance; provided that the Signing Holder Indemnitees shall nevertheless be entitled to bring a claim for indemnification under this Article VI in respect of such Losses and the time limitations set forth in Section 6.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by the Representative on behalf of the Signing Holders for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by Kitara.  If the Representative has received the payment required by this Agreement from Kitara in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then he shall hold such proceeds or other amounts in trust for the benefit of the Signing Holders and shall pay to Kitara, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from Kitara pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions or (ii) relieved of the responsibility to pay any claims for which it is obligated.

(c)      To the extent that any Losses that are subject to indemnification pursuant to this Article VI create any income tax benefit to the Signing Holders, the amount of any Loss shall be reduced by the amount of income tax benefit to such party(ies) as a result of the payment or incurrence of such Loss.

(d)      Under all circumstances, the Signing Holders shall act solely through the Representative, and the Representative’s determination with respect to all matters under this Article VI shall be final and binding on each Signing Holder.

6.3           Indemnification of Third Party Claims.

(a)       Third-Party Claims Against the Kitara Indemnitees.  The indemnification obligations and liabilities of the Signing Holders (the “Signing Holder Indemnifying Party(ies)”) under this Article VI with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against a Kitara Indemnitee by a Person other than Health Guru or a Signing Holder (a “Kitara Third Party Claim”) shall be subject to the following terms and conditions:

(i)           Notice of Claim.  Kitara will give the Representative, as representative of the Signing Holder Indemnifying Parties prompt written notice (a “Kitara Notice of Claim”) after receiving written notice of any Kitara Third Party Claim or discovering the liability, obligation or facts giving rise to such Kitara Third Party Claim which Kitara Notice of Claim shall set forth (i) a brief description of the nature of the Kitara Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representative shall be entitled to participate in the defense of the Kitara Third Party Claim at its expense.

(ii)           Defense.  The Representative shall have the right, at its option (subject to the limitations set forth in subsection 6.3(a)(iii) below) and at the Signing Holders’ joint expense (calculated on a pro rata ownership basis as of the Closing), by written notice to Kitara, to assume the entire control of, subject to the right of Kitara to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Kitara Third Party Claim as to which such Kitara Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Kitara to be the lead counsel in connection with such defense. If the Representative is permitted and elects to assume the defense of a Kitara Third Party Claim:

(A)        The Representative shall diligently and in good faith defend such Kitara Third Party Claim and shall keep Kitara reasonably informed of the status of such defense; provided, however, that Kitara shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned except to the extent the settlement relates solely to monetary damages that are indemnified fully under Section 6.1 by delivery of Escrow Shares under the Escrow Agreement or otherwise; and

(B)         Kitara shall cooperate fully in all respects with the Representative in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Kitara shall make available to the Representative all pertinent information and documents under its control.

(iii)         Limitations of Right to Assume Defense.  The Representative shall not be entitled to assume control of such defense and, subject to the limitations of Section 6.4, shall pay the reasonable fees and expenses of one counsel retained by Kitara if the Kitara Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation.

(b)     Third-Party Claims Against the Signing Holder Indemnitees.  The indemnification obligations and liabilities of Kitara (the “Kitara Indemnifying Party” and sometimes together with the Signing Holder Indemnifying Party(ies), as indemnifying party under this Article VI, an “Indemnifying Party”) under this Article VI with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against a Signing Holder Indemnitee by a Person other than Kitara (a “Signing Holder Third Party Claim”) shall be subject to the following terms and conditions:

(i)            Notice of Claim.  The Signing Holders, acting through the Representative, will give the Kitara Indemnifying Party prompt written notice (a “Signing Holder Notice of Claim” and together with a Kitara Notice of Claim, a “Notice of Claim”) after receiving written notice of any Signing Holder Third Party Claim or discovering the liability, obligation or facts giving rise to such Signing Holder Third Party Claim which Signing Holder Notice of Claim shall set forth (i) a brief description of the nature of the Signing Holder Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and Kitara shall be entitled to participate in the defense of the Signing Holder Third Party Claim at its expense.

(ii)           Defense.  Kitara shall have the right, at its option (subject to the limitations set forth in subsection 6.3(b)(iii) below) and at Kitara’s expense, by written notice to the Representative, to assume the entire control of, subject to the right of the Representative to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Signing Holder Third Party Claim as to which such Signing Holder Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to the Representative to be the lead counsel in connection with such defense. If Kitara is permitted and elects to assume the defense of a Signing Holder Third Party Claim:

(A)       Kitara shall diligently and in good faith defend such Signing Holder Third Party Claim and shall keep the Representative reasonably informed of the status of such defense; provided, however, that the Representative shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned except to the extent the settlement relates solely to monetary damages that are indemnified fully under Section 6.1 by delivery of Escrow Shares under the Escrow Agreement or otherwise; and

(B)       The Representative and the Signing Holders shall cooperate fully in all respects with Kitara in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and the Representative shall make available to Kitara all pertinent information and documents under its control.

(iii)        Limitations of Right to Assume Defense.  Kitara shall not be entitled to assume control of such defense and, subject to the limitations of Section 6.4, shall pay the reasonable fees and expenses of one counsel retained by the Representative if the Signing Holder Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation.

(c)     Other Limitations.  Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by an Indemnitee against an Indemnifying Party shall not affect such Indemnifying Party’s duty or obligations under this Article VI, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Indemnifying Party to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Indemnifying Party is obligated to be greater than such damages would have been had the Indemnitee given the Indemnifying Party  prompt notice hereunder. So long as the Indemnifying Party is defending any such action actively and in good faith, the Indemnitee shall not settle such action. The Indemnitee shall make available to the Indemnifying Party all relevant records and other relevant materials required by them and in the possession or under the control of Indemnitee, for the use of the Indemnifying Party and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(d)     Failure to Defend.  If the Indemnifying Party, reasonably promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, the Indemnitee, subject to the limitations of Section 6.4, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that Indemnifying Party shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(e)      Indemnitee Rights.  Anything in this Section 6.3 to the contrary notwithstanding, the Indemnifying Party shall not, without the written consent of the Indemnitee, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to each of the Indemnitees of a full and unconditional release from all liability and obligation in respect of such action without any payment by any Indemnitee.

(f)       Indemnifying Party Consent. Unless the Indemnifying Party has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss; provided that in respect of the Indemnifying Parties, such amount shall be determined in accordance with the provisions of the Escrow Agreement.

6.4           Limitations on Indemnification.

(a)       Survival; Time Limitation.  The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by an Indemnifying Party to an Indemnitee in connection with this Agreement shall survive the Closing until the Escrow Release Date (the “Survival Period”).

(b)       Any indemnification claim made by Indemnitee in writing prior to the termination of the Survival Period shall be preserved despite the subsequent termination of the Survival Period and any claim set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, (i) no claim for indemnification under this Article VI shall be brought after the end of the Survival Period, and (ii) the indemnification rights of an Indemnitee under this Article VI shall terminate and be of no further force or effect.

(c)        Deductible.  No amount shall be payable under this Article VI unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $250,000 (the “Deductible”), in which event the amount payable shall be only the amount in excess of the Deductible; provided that any Losses incurred as a result of an indemnification claim made pursuant to Section 6.1(a)(iii) shall be doubled and then applied against the Deductible.

(d)        Aggregate Amount Limitation.  The aggregate liability for Losses pursuant to Section 6.1 shall not in any event exceed the Escrow Shares.

(e)         No Special or Consequential Damages.  In no event shall Losses be deemed to include any special, indirect, consequential or punitive damages.

(f)         Signing Holder Limitation.  To the extent that any indemnity claim by the Kitara Indemnitees relates to the inaccuracy or breach of any representation or warranty of the Signing Holders or the non-fulfillment or breach of any covenant or agreement of the Signing Holders, the Kitara Indemnitees’ sole remedy hereunder shall be to the Escrow Shares owned by the particular Signing Holder whose inaccuracy, breach or non-fulfillment is the subject of such claim.

6.5           Exclusive Remedy.  Kitara on behalf of itself and the other Kitara Indemnitees, hereby acknowledges and agrees that, from and after the Closing, the sole remedy of the Kitara Indemnitees with respect to any and all claims for money damages arising out of or relating to this Agreement, and the transactions contemplated hereby, shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VI.  Notwithstanding any of the foregoing, nothing contained in this Article VI shall in any way impair, modify or otherwise limit a Kitara Indemnitee’s right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud (not including negligent misrepresentation).

6.6           Adjustment to Purchase Price.  Amounts paid for indemnification under this Article VI shall be deemed to be an adjustment to the “purchase price” paid to the stockholders of Health Guru in connection with Merger, except as otherwise required by Applicable Law.

6.7           Representative Capacities; Application of Escrow Shares. The parties acknowledge that the Representative’s obligations under this Article VI are solely as a representative of the Signing Holders in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify the Indemnitees under this Article VI and that the Representative shall have no personal responsibility for any expenses incurred by it in such capacity and that all payments to the Indemnitees as a result of such indemnification obligations shall be made solely from, and to the extent of, the Escrow Shares.  Out-of-pocket expenses of the Representative for attorneys’ fees and other costs shall be borne in the first instance by Kitara, which may make a claim for reimbursement thereof against the Escrow Shares upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Escrow Agreement). The parties further acknowledge that all actions to be taken by the Kitara Indemnitees pursuant to this Article VI shall be taken on their behalf by Kitara in accordance with the provisions of the Escrow Agreement. The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Escrow Shares to satisfy any claim for indemnification pursuant to this Article VI. The Escrow Agent will hold the remaining portion of the Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto. Notwithstanding anything to the contrary contained herein, all Escrow Shares remaining in escrow following the Final Escrow Release Date in excess of the Escrow Shares necessary to satisfy any timely filed claim for indemnification shall be released and delivered to the Persons entitled to them on such date.  Notwithstanding anything to the contrary contained herein, the Representative shall have no liability to Health Guru or any Signing Holder or any party hereto for any action taken or omitted to be taken hereunder, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the gross negligence, or willful misconduct of the Representative.  Kitara shall defend, indemnify and hold harmless the Representative for all losses, damages, costs and expenses (including reasonable attorney’s fees and costs of investigation) arising out of or in connection with, the performance by the Representative of their duties and obligations under this Agreement, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Representative.

ARTICLE VII

DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which the definition of each such term is located:

“Advisors”	Section 4.5
“Affiliate”	Section 7.1(g)
“Agreement”	Heading
“Applicable Law”	Recital A
“Blue Sky Laws”	Section 1.13(b)(iv)
“Certificate of Merger”	Section 1.2
“Certificates”	Section 1.6(a)
“Charter Documents”	Section 7.1(i)
“Closing Date”	Section 1.2
“Closing”	Section 1.2
“Code”	Section 1.9
“Commission”	Section 3.12(a)
“Confidential Information”	Section 4.5
“Deductible”	Section 6.4(c)
“DGCL”	Recital A
“Dissenting Shares”	Section 1.16(b)
“Effective Date”	Section 1.2
“Effective Time”	Section 1.2
“Employee Pool”	Section 1.14
“Employment Agreements”	Section 5.1(c)
“Environmental Laws”	Section 2.24
“ERISA Plan”	Section 2.23
“ERISA”	Section 2.23
“Escrow Agent”	Section 1.11
“Escrow Agreement”	Section 1.11
“Escrow Release Date”	Section 1.11
“Escrow Shares”	Section 1.11
“Exchange Act”	Section 1.13(b)(iv)
“FCPA”	Section 2.26
“Financing”	Section 4.12
“Governmental Entity	Section 7.1(i)
“Indemnifying Party”	Section 6.3(b)
“Indemnitees”	Secton 6.2(a)
“Independent Auditor”	Section 6.16
“Health Guru Capital Stock”	Section 1.5(a)
“Health Guru Certificates”	Section 1.6(a)
“Health Guru Contracts”	Section 2.8
“Health Guru Corporate Records”	Section 2.25
“Health Guru Financial Statements”	Section 2.3
“Health Guru Intellectual Property”	Section 2.17(b)

“Health Guru Options and Warrants”	Section 1.8
“Health Guru Preferred Stock”	Section 2.12
“Health Guru Related Parties”	Section 2.31
“Health Guru Related Party”	Section 2.31
“Health Guru Schedule”	ARTICLE II
“Health Guru Trademarks”	Section 2.17(a)
“Health Guru”	Heading
“Signing Holder”	Heading
“Kitara Common Stock”	Section
“Kitara Contracts”	Section 3.8
“Kitara Corporate Records”	Section 3.25
“Kitara Indemnifying Party”	Section 6.3(b)
“Kitara Indemnitees”	Section 6.1(a)
“Kitara Intellectual Property”	Section 3.17(b)
“Kitara Notice of Claim”	Section 6.3(a)(i)
“Kitara Preferred Stock”	Section 3.12(a)
“Kitara Related Parties”	Section 3.31
“Kitara Related Party”	Section 3.31
“Kitara Schedule”	ARTICLE III
“Kitara SEC Reports”	Section 3.3(a)
“Kitara Third Party Claim”	Section 6.3(a)
“Kitara Trademarks”	Section 3.17(a)
“Kitara”	Heading
“knowledge”	Section 7.1(e)
“Legal Requirements”	Section 7.1(c)
“Lien”	Section 7.1(f)
“Lock Up Agreements”	Section 1.14
“Lock Up Expiration Date”	Section 1.13(b)(viii)
“Losses”	Section 6.1(b)
“Material Adverse Change”	Section 7.1(b)
“Material Adverse Effect”	Section 7.1(a)
“Merger Form 8-K”	Section 4.3(a)
“Merger Press Release”	Section 4.3(a)
“Merger Sub Inc.”	Heading
“Merger Sub Inc. Stock”	Section 3.12(b)
“Merger”	Recital A
“Money Laundering Laws”	Section 2.27
“Notice of Claim”	Section 6.3(b)(i)
“OFAC”	Section 2.28
“Option Plan”	Section 4.14
“Person”	Section 7.1(d)
“Registrable Securities”	Section 4.13
“Registration Statement”	Section 4.13
“Representation Letters”	Section 1.15

“Representative”	Section 1.12
“Reviewable Document”	Section 4.4(a)
“Sarbanes-Oxley Act”	Section 3.3(a)
“Securities Act”	Section 1.13(b)(iv)
“Signing Holder Indemnifying Party(ies)”	Section 6.3(a)
“Signing Holder Indemnitees”	Section 6.2(a)
“Signing Holder Notice of Claim”	Section 6.3(b)(i)
“Signing Holder Signature Page”	Heading
“Signing Holder Third Party Claim”	Section 6.3(b)
“Signing Holders”	Heading
“Survival Period”	Section 6.4(a)
“Surviving Subsidiary”	Section 1.1
“Transfer”	Section 1.13(b)(viii)
“U.S. GAAP”	Section 2.3
“2010 Healthcare Law”	Section 2.23

7.1           Interpretation.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  When a reference is made in this Agreement to a Schedule, such reference shall be to a Schedule to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement.  Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity.  Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.  For purposes of this Agreement:

(a)       the term “Material Adverse Effect” when used in connection with Kitara or Health Guru, as the case may be, means any change, event, or occurrence, individually or when aggregated with other changes, events, or occurrences, that is materially adverse to the business, properties, financial condition, results of operations or prospects of Kitara or Health Guru, as applicable, and their respective Subsidiaries, taken as a whole; provided however that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: any changes, events, occurrences or effects arising out of, resulting from or attributable to (A) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (B) earthquakes, hurricanes, tornados or other natural disasters, (C) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (D) changes in the general national or regional economic conditions, (E) any actions arising from actions that Kitara or Health Guru are required to take hereunder; (F) changes in Legal Requirements after the date hereof, (G) changes in accounting principles applicable to Kitara or Health Guru resulting from changes in U.S. GAAP after the date of this Agreement; or (H) changes in the industries in which Kitara or Health Guru operates or the capital, financing banking or currency markets to the extent they do not disproportionately affect Kitara or Health Guru as compared to similarly situated companies operating in such industries.

(b)       the term “Material Adverse Change” when used in connection with Kitara or Health Guru, as the case may be, means: (i) the incurrence of any material liabilities or obligations, direct or contingent, or the entry into any material transactions, or the declaration or payment of any dividends or distributions of any kind with respect to its capital stock; (ii) any change in the capital stock (other than a change in the number of outstanding shares due to the issuance of shares upon the exercise of outstanding options or warrants); (iii) any material change in the short-term or long-term debt, or any issuance of options, warrants, convertible securities or other rights to purchase the capital stock (other than grants of stock options or other equity awards pursuant to outstanding equity incentive plans existing on the date hereof); or (iv) any material adverse change in the business, properties, financial condition, results of operations or prospects of such entity.

(c)        the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in the applicable Kitara Contracts or Health Guru Contracts;

(d)        the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(e)        the term “knowledge” means actual knowledge or awareness as to a specified fact or event of the Persons listed in Schedule 7.2(e);

(f)         the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(g)        the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(h)        the term “Governmental Entity” shall mean any United States federal or state court, administrative agency, commission, governmental or regulatory authority or similar body; and

(i)         the term “Charter Documents” when used in connection with Kitara or Health Guru, as the case may be, means such entity’s certificate of incorporation and bylaws, as amended from time to time.

ARTICLE VIII

GENERAL PROVISIONS

8.1           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Kitara, to:

Kitara Media Corp.
525 Washington Blvd., Suite 2620
Jersey City, New Jersey 07310
Facsimile:
Attn: Robert Regular
Email: bob@kitaramedia.com

with a copy to:

Graubard Miller
405 Lexington Avenue
New York, New York 10174-1901
Facsimile: 212-818-8881
Attn: David Alan Miller and Jeffrey M. Gallant
Email (which will not constitute notice): dmiller@graubard.com and jgallant@graubard.com if to Health Guru to:

Health Guru Media, Inc.
524 Broadway, 3rd Floor
New York, NY 10012
Facsimile:
Attn: Joshua Silberstein
Email:jsilberstein@healthguru.com

with a copy to:

Reitler Kailas & Rosenblatt LLC
885 Third Avenue
New York, NY 10022
Facsimile: 212-371-5500
Attn: Michael Hirschberg
Email (which will not constitute notice): mhirschberg@reitlerlaw.com if to the Representative:

Reitler Kailas & Rosenblatt LLC
885 Third Avenue
New York, NY 10022
Facsimile: 212-371-5500
Attn: Michael Hirschberg
Email (which will not constitute notice): mhirschberg@reitlerlaw.com

8.2           Counterparts; Electronic Delivery.  This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  Delivery by facsimile or electronic transmission to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

8.3           Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, negotiations, discussions, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the term sheet between Kitara and Health Guru executed on or about October 22, 2013 is hereby terminated in its entirety and shall be of no further force and effect; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement). Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of the parties makes any other representations or warranties, and each hereby disclaims any other representations or warranties, express or implied, or as to the accuracy or completeness of any other information made by, or made available by, itself or any of its representatives with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the transactions contemplated hereby.

8.4           Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.5           Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.6           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

8.7           Jurisdiction.  EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE COUNTY OF NEW YORK OF THE STATE OF NEW YORK IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT AND THE DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 10.8 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF NEW YORK OTHER THAN FOR SUCH PURPOSE. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 8.1.  Such service of process shall have the same effect as if the party being served were a resident of the State of New York and had been lawfully served with such process in such jurisdiction.  The parties hereby waive all claims of error by reason of such service.  Nothing herein shall affect the right of any party to service process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

8.8           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.9           Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.  Subject to the first sentence of this Section 8.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.10         Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

8.11         Extension; Waiver.  At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

8.12         Currency.  All references to currency amounts in this Agreement shall mean United States dollars.

8.13         Schedules.  The information furnished in the Schedules is arranged in sections corresponding to the Sections of this Agreement, and the disclosures in any section of the Schedules shall qualify (a) the corresponding Section of this Agreement and (b) other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference), that it is clear from a reasonable reading of the Schedules and such other Sections of this Agreement that such disclosure is also applicable to such other Sections of this Agreement.  The Schedules and the information and disclosures contained in such Schedules are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement and shall not be deemed to expand in any way the scope of any such representation or warranty.  The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment that such information is material or outside the ordinary course of business.  The inclusion of any fact or information in a Schedule is not intended to be construed as an admission or concession as to the legal effect of any such fact or information in any proceeding between any party and any Person who is not a party.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

KITARA MEDIA CORP.

By:	/s/ Robert Regular
Name: Robert Regular
Title: CEO

KITARA MERGER SUB INC.

By:	/s/ Robert Regular
Name: Robert Regular
Title: CEO

HEALTH GURU MEDIA, INC.

By:	/s/ Joshua Silberstein
Name: Joshua Silberstein
Title: Chief Executive Officer

SIGNING HOLDER SIGNATURE PAGE

By his, her or its execution of this Agreement, the following Signing Holder, in his, her or its capacity as a stockholder of Health Guru hereby approves and adopts this Agreement and authorizes Health Guru, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement.  Such execution shall be deemed to be action taken by the written consent of such Signing Holder for purposes of the DGCL.

/s/
Signature

Name:

Address: